Exhibit 99.1

                 McDermott Comments on Citgo Verdict

     Appeal planned of jury verdict despite B&W's capped potential liability of $42.5 million


    HOUSTON--(BUSINESS WIRE)--Nov. 7, 2006--McDermott International, Inc. (NYSE:MDR) ("McDermott") announced today that a jury verdict has been rendered against one of its subsidiaries, The Babcock & Wilcox Company ("B&W"), in the matter entitled Citgo Petroleum Corporation and PDV Midwest Refinery L.L.C. v McDermott International, Inc., et al. (the "Citgo Action"). The case, filed in Cook County, Illinois, involves claims for damages in connection with the manufacture and sale in 1981 by a former B&W division of a pipe fitting that allegedly caused an August 14, 2001 fire at a refinery in the Chicago area. The total amount awarded the plaintiffs is approximately $387 million.

    As previously reported, pursuant to a settlement agreement reached in December 2005, B&W paid $7.5 million to the plaintiffs, and limited its additional exposure to the plaintiffs to a maximum of $42.5 million, which would only be payable after all appeals of the Citgo Action and claims against B&W's insurance broker and applicable insurers have been exhausted. The jury apportioned liability of 45% to B&W, 15% to Citgo and 40% to Unocal, the prior owner of the refinery. Citgo had sought approximately $550 million in damages and a finding of full liability on the part of B&W.

    While B&W's liability is capped at $42.5 million, B&W believes that the verdict, including the findings of fault and liability, raise complex issues that should be reviewed on appeal. Additionally, the determination of any additional insurance premium charge is subject to the exhaustion of all appeals. Further information regarding the Citgo Action can be found in McDermott's annual and quarterly filings with the Securities and Exchange Commission, including its report on Form 10-Q for the quarter ended September 30, 2006.

    McDermott International, Inc. is a leading worldwide energy services company. The Company's subsidiaries provide engineering, construction, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy.

    In accordance with the Safe Harbor provisions of the private Securities Litigation Reform Act of 1995, McDermott cautions that this press release contains forward-looking statements regarding the timing and amount of the Company's liability associated with the Citgo Action. Although we believe that the expectations reflected in those forward-looking statements are reasonable, they are subject to the risk that litigation, including any appeals, is an inherently complex and uncertain process which cannot be predicted with accuracy.


    CONTACT: McDermott International, Inc.
             Investor Relations & Corporate Communications
             Jay Roueche or Robby Bellamy, 281-870-5011 www.mcdermott.com